Exhibit 99

  Family Dollar Announces Second Quarter Earnings and Updates Annual Guidance;
     GAAP Earnings of $0.35 per Diluted Share, Including $0.18 per Share of
        Litigation Expense; Non-GAAP Earnings of $0.53 per Diluted Share


     MATTHEWS, N.C.--(BUSINESS WIRE)--March 23, 2006--Family Dollar Stores, Inc. (NYSE: FDO), today reported that net income per diluted share, under U.S. Generally Accepted Accounting Principles (GAAP), for the second quarter of fiscal 2006 ended February 25, 2006, was $0.35 compared with $0.48 for the second quarter of fiscal 2005 ended February 26, 2005. Net income for the second quarter was $54.5 million compared with net income of $80.1 million for the second quarter of fiscal 2005. Included in results for the second quarter of fiscal 2006 is a litigation charge of $45.0 million, or $0.18 per diluted share, associated with an adverse litigation judgment in a case in Tuscaloosa, Alabama announced on March 3, 2006. The Company intends to appeal the verdict. Excluding this litigation charge, non-GAAP earnings per diluted share was $0.53.
     "The initiatives that we launched last year are now providing a solid foundation supporting comparable store sales growth. This, along with better than planned gross margin and expense control drove above plan operating results for the second quarter, excluding the legal charge," said Howard R. Levine, Chairman and Chief Executive Officer. "My thanks to all of our Associates for their continued efforts to make Family Dollar a more compelling place to shop, work, and invest."
     As previously reported, sales for the second quarter of fiscal 2006 were approximately $1.736 billion, or 9.4% above sales of approximately $1.587 billion for the second quarter of fiscal 2005. Sales in comparable stores increased approximately 3.2%. The customer count, as measured by the number of register transactions in comparable stores, decreased approximately 1.0%, and the average transaction increased approximately 4.2% to $10.28. The Company believes that customers continue to consolidate shopping trips in response to higher energy costs.
     During the second quarter of fiscal 2006, the Company opened 87 new stores and closed 37 stores. For the full year, the Company plans to open approximately 400 stores and close approximately 65 stores.
     The gross profit margin, as a percentage of sales, was 32.9% in the second quarter of fiscal 2006 compared to 32.8% in the second quarter of fiscal 2005. As a percentage of sales, markdown expense, transportation expense, merchandise mix, and shrink expense in the second quarter of fiscal 2006 were all relatively unchanged compared with the second quarter of fiscal 2005.
     Selling, general and administrative (SG&A) expenses, as a percentage of sales, increased to 25.2% in the second quarter of fiscal 2006 from 24.9% in the second quarter of fiscal 2005. The increase, as a percentage of sales, was a result of higher utility costs, depreciation expense, and compensation expense related to stock-based compensation. In the first quarter of fiscal 2006, the Company adopted Statement of Financial Accounting Standards No. 123R (SFAS 123R) for its stock-based compensation plans. Under SFAS 123R, all stock-based compensation cost is recognized as an expense in the income statement.
     In the second quarter of fiscal 2006, the Company recorded net interest expense of approximately $0.8 million compared with net interest income of $1.2 million in the second quarter of fiscal 2005. The Company had no outstanding debt in the second quarter of fiscal 2005.
     On October 4, 2005, the Company executed an overnight share repurchase transaction with a bank for the acquisition of ten million shares, or approximately 6%, of the Company's outstanding common stock. The transaction was settled on March 6, 2006, for a total cost of $23.42 per share. As of March 6, 2006, the Company had approximately 6.4 million shares remaining under current repurchase authorizations approved by the Board of Directors. The Company plans to continue common stock purchases utilizing a 10b5-1 program.
     The Company's inventories at the end of the second quarter of fiscal 2006 were $1,016.5 million, or 6.6% above inventories of $954.0 million at the end of the second quarter of fiscal 2005. While inventory on a per store basis at the end of the second quarter fiscal 2006 was flat compared with the end of the second quarter of fiscal 2005, softline inventory on a per store basis was approximately 7% lower.
     In the first half of fiscal 2006, capital expenditures were $97.8 million compared with $94.8 million in the first half of fiscal 2005. For the full year, the Company expects total capital expenditures to be between $210 million and $230 million. For the first half of fiscal 2006, depreciation and amortization was $65.0 million compared with $53.1 million in the first half of fiscal 2005.

     Outlook

     The Company's cooler program, Urban Initiative and Treasure Hunt merchandise strategy are expected to drive mid-single digit comparable sales growth in the second half of fiscal 2006. Much of this sales growth is expected to be in lower margin merchandise. Accordingly, the Company expects gross margin to decline over the next several quarters. However, the Company expects expense performance to improve as a percent of sales, with expense leverage expected in the fourth quarter. Based on the results year-to-date through the second quarter and the Company's expectations for the second half, the Company now expects diluted earnings per share to be between $1.19 and $1.24, including the litigation charge recorded in the second quarter. Excluding the litigation charge, the Company expects non-GAAP diluted earnings per share to be between $1.37 and $1.42. The Company's diluted earnings per share expectation includes the impact of the expensing of stock options as required by SFAS 123R and other new compensation programs, and includes the accretive benefit of the Company's share repurchase program.
     For the third quarter of fiscal 2006, the Company expects comparable store sales to increase 4% to 6% and expects diluted earnings per share to be between $0.33 and $0.36, reflecting higher sales of lower margin merchandise.

     Reconciliation of Non-GAAP Disclosures

     This press release and some of the tables accompanying this release include certain financial information, including net income, diluted earnings per share (historical and projected), and operating profit margin, not derived in accordance with GAAP. Specifically, the litigation charge associated with an adverse jury verdict rendered against the Company in the second quarter of fiscal 2006 is excluded from the non-GAAP financial measures discussed. The Company believes that this information is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results. In addition, this non-GAAP financial information is among the primary indicators the Company uses as a basis for evaluating Company performance, allocating resources, setting certain incentive compensation targets and forecasting of future periods.
     This information is intended to enhance an investor's overall understanding of the Company's past financial performance and prospects for the future and should be considered in addition to, not as a substitute for measures of the Company's financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures to GAAP is provided in the table entitled "Reconciliation of GAAP to Adjusted Net Income" attached to this release.

     Cautionary Statements

     Certain statements contained in this press release, including those set forth under the caption "Outlook," are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to:

     --   competitive factors and pricing pressures, including energy prices,

     --   changes in economic conditions,

     --   the impact of acts of war or terrorism,

     --   changes in consumer demand and product mix,

     -- unusual weather or natural disasters that may impact sales and or operations,

     --   the impact of inflation,

     --   merchandise supply and pricing constraints,

     --   success of merchandising and marketing programs,

     -- the Company's ability to successfully execute its ongoing operational functions,

     --   general transportation or distribution delays or interruptions,

     --   dependence on imports,

     -- changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

     --   success of new store opening programs,

     -- costs and delays associated with building, opening and operating new distribution facilities and stores,

     -- costs, potential problems and achievement of results associated with the implementation of programs, systems and technology, including supply chain systems, store technology, cooler installations and related food programs, Urban Initiative programs, and real estate expansion goals,

     -- changes in food and energy prices and their impact on consumer spending and the Company's costs,

     --   adverse impacts associated with legal proceedings and claims,

     --   changes in shrinkage,

     --   changes in health care and other insurance costs,

     --   the Company's ability to attract and retain employees,

     -- changes in state or federal legislation or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.

     Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under "Cautionary Statement Regarding Forward-Looking Statements" in "Management's Discussion and Analysis of Financial Condition" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

     Second Quarter Earnings Conference Call Information

     Family Dollar will announce financial results for the second quarter ended February 25, 2006, on Thursday, March 23, 2006. The Company will host a conference call on March 23, 2006, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call 1-800-779-3141 for domestic USA calls and 210-234-0003 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is "FAMILY 2006." A replay of the call will be available from 12:00 P.M. ET, March 23, 2006, through 5:00 PM ET, March 31, 2006, by calling 1-800-925-1765 for domestic USA calls and 203-369-3626 for international calls.
     There will also be a live webcast of the conference call that can be accessed at the following link. A replay of the webcast will be available at the same address noted below after 2:00 P.M. ET, March 23, 2006.

     http://www.familydollar.com/investors.aspx?p=irhome.

     About Family Dollar Stores, Inc.

     With more than 6,000 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.



              FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS


                                         (unaudited)
(in thousands, except per           Feb. 25,    Feb. 26,    Aug. 27,
 share amounts)                       2006        2005        2005
-----------------------------    ------------------------------------
Assets
-----------------------------
Current assets:
 Cash and cash equivalents         $101,182      $79,895    $105,175
 Investment securities              229,635      203,255      33,530
 Merchandise inventories          1,016,511      954,018   1,090,791
 Deferred income taxes              129,871       89,793     100,493
 Prepayments and other
  current assets                     51,949       49,417      24,779
                                 -----------  ----------- -----------
  Total current assets            1,529,148    1,376,378   1,354,768

Property and equipment, net       1,056,434      957,289   1,027,475
Other assets                         27,286       17,260      27,258
                                 -----------  ----------- -----------

Total assets                     $2,612,868   $2,350,927  $2,409,501
                                 ===========  =========== ===========

Liabilities and Shareholders' Equity
------------------------------------
Current liabilities:
 Accounts payable and accrued
  liabilities                      $948,917     $807,115    $890,339
 Income taxes payable                26,804       17,028       4,272
                                 -----------  ----------- -----------
  Total current liabilities         975,721      824,143     894,611

Long-term debt                      250,000           --          --
Deferred income taxes                80,947       90,103      86,824
Commitments and contingencies

Shareholders' Equity:
 Preferred stock, $1 par;
   authorized and  unissued
   500,000 shares
 Common stock, $.10 par;
  authorized 600,000,000 shares      17,893       18,828      18,887
 Capital in excess of par           130,358      121,198     133,743
 Retained earnings                1,537,294    1,603,228   1,654,861
                                 -----------  ----------- -----------
                                  1,685,545    1,743,254   1,807,491
 Less: common stock held in
  treasury, at cost                 379,345      306,573     379,425
                                 -----------  ----------- -----------

 Total shareholders' equity       1,306,200    1,436,681   1,428,066
                                 -----------  ----------- -----------

Total liabilities and
 shareholders' equity            $2,612,868   $2,350,927  $2,409,501
                                 ===========  =========== ===========

              FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)


                                        For the Second Quarter Ended
                                   -----------------------------------
(in thousands, except per share               % of               % of
 amounts)                          Feb. 25,    Net     Feb. 26,   Net
                                     2006      Sales    2005     Sales
-------------------------------    -----------------------------------

Net sales                          $1,735,683 100.0% $1,586,754 100.0%
Cost of sales                       1,165,194  67.1%  1,065,835  67.2%
                                   ----------------- -----------------

Gross margin                          570,489  32.9%    520,919  32.8%
Selling, general and
 administrative expenses              438,177  25.2%    395,631  24.9%

Litigation charge                      45,000   2.6%         --   0.0%
                                   ----------------- -----------------

Operating profit                       87,312   5.1%    125,288   7.9%
Interest expense (income), net            758   0.0%     (1,209) -0.1%
                                   ----------------- -----------------
Income before income taxes             86,554   5.1%    126,497   8.0%

Income taxes                           32,025   1.8%     46,424   2.9%
                                   ----------------- -----------------

Net income                            $54,529   3.3%    $80,073   5.1%

Net income per common share - basic     $0.35             $0.48
Average shares - basic                155,293           167,723

Net income per common share -
 diluted                                $0.35             $0.48
Average shares - diluted              156,755           168,361

Dividends declared per common
 share                                 $0.105            $0.095


              FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)


                                       For the First Half Ended
                                 -------------------------------------
(in thousands, except per share             % of                % of
 amounts)                          Feb 25,   Net     Feb. 26,    Net
                                    2006    Sales     2005      Sales
-------------------------------  -------------------------------------

Net sales                        $3,247,140 100.0%  $2,966,999  100.0%

Cost of sales                     2,168,448  66.8%   1,985,728   66.9%
                                 -----------------  ------------------

Gross margin                      1,078,692  33.2%     981,271   33.1%

Selling, general and
 administrative expenses            863,468  26.6%     771,342   26.0%

Litigation charge                    45,000   1.4%          --    0.0%
                                 -----------------  ------------------

Operating profit                    170,224   5.2%     209,929    7.1%

Interest expense (income), net        2,100   0.1%      (1,733)  -0.1%
                                 -----------------  ------------------

Income before income taxes          168,124   5.1%     211,662    7.2%

Income taxes                         62,206   1.9%      77,160    2.6%
                                 -----------------  ------------------

Net income                         $105,918   3.2%    $134,502    4.6%
Net income per common share -
 basic                                $0.67              $0.80
Average shares - basic              157,311            167,671
Net income per common share -
 diluted                              $0.67              $0.80
Average shares - diluted            158,772            168,241
Dividends declared per common
 share                                $0.20              $0.18

              FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                RECONCILIATION OF NON-GAAP DISCLOSURES
               (in thousands, except per share amounts)

                                     For the Second      For the First
                                     Quarter Ended        Half Ended
                                --------------------  ----------------
Net Income and Earnings Per                    % of             % of
 Share                                Feb. 25,  Net    Feb. 25,  Net
                                       2006     Sales   2006    Sales
-----------------------------   --------------------------------------
Net income in accordance with
 GAAP                                 $54,529   3.3%  $105,918    3.2%

 Litigation charge                     45,000   2.6%    45,000    1.4%
 Tax effect                           (16,650)         (16,650)
                                --------------------  ----------------
 Total litigation charge, net
  of tax                               28,350   1.6%    28,350    0.9%

Net income, excluding
 litigation charge                    $82,879   4.8%  $134,268    4.1%

Average shares - diluted              156,755          158,772

Net income per common share,
   excluding litigation
   charge - diluted                     $0.53            $0.85



                                    For the Second      For the First
                                     Quarter Ended        Half Ended
                                 -------------------  ----------------
                                               % of             % of
                                     Feb. 25,  Net     Feb. 25,  Net
                                      2006    Sales     2006    Sales
                                -------------------------------------
Operating Profit Margin
-----------------------------
Operating profit margin in
 accordance
   with GAAP                          $87,312   5.1%  $170,224    5.2%
 Less: Litigation charge               45,000   2.6%    45,000    1.4%
                                --------------------  ----------------
Operating profit margin,
 excluding litigation charge          132,312   7.7%   215,224    6.6%

Earnings Per Share Outlook for the Fiscal Year
 Ending August 26, 2006
----------------------------------------------------
Net income per common share -
 diluted                        $1.19 - $1.24

 Litigation charge                      $0.29
 Tax effect                            ($0.11)
                                --------------
 Total litigation charge, net
  of tax                                $0.18

Estimated average shares -
 diluted                              156,000

Net income per common share,
   excluding litigation
    charge - diluted            $1.37 - $1.42

              FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                    Selected Additional Information


NET SALES BY DIVISION:
                                   For the Second Quarter Ended
                      ------------------------------------------------
                                                            Comparable
                                  % of               % of     Store
                        Feb. 25,   Net     Feb. 26,   Net     Sales
                          2006     Sales     2005    Sales    Change
                      ------------------------------------------------
Hardlines               $1,390,282 80.1%  $1,248,775 78.7%     4.9%
Softlines                 $345,401 19.9%    $337,979 21.3%    -3.6%

                                  For the First Half Ended
                      ------------------------------------------------
                                                            Comparable
                                  % of               % of     Store
                        Feb. 25,   Net     Feb. 26,   Net     Sales
                          2006     Sales     2005    Sales    Change
                      ------------------------------------------------
Hardlines               $2,597,712 80.0%  $2,340,962 78.9%     4.6%
Softlines                 $649,428 20.0%    $626,037 21.1%    -2.6%



STORES IN OPERATION:
                                           Feb. 25, 2006
                                          ----------------
FY06 Beginning Store Count                     5,898
New Store Openings                               160
Store Closings                                   (56)
                                          ----------------
Ending Store Count                             6,002
Total Square Footage (000s)                   50,806
Total Selling Square Footage (000s)           42,133



    CONTACT: Family Dollar Stores, Inc.
             Kiley F. Rawlins, 704-849-7496;
             http://www.familydollar.com